Exhibit 5.1

March 10, 2022

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Ladies and Gentlemen:

I am General Counsel of BellRing Brands, Inc. (formerly known as BellRing Distribution, LLC), a Delaware corporation (the “Company”). This letter is being delivered in connection with the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-238306) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.), a Delaware corporation (the “Predecessor Registrant”), relating to the registration by the Predecessor Registrant of shares of Class A common stock, par value $0.01 per share, of the Predecessor Registrant, and an indeterminate number of plan interests (“Plan Interests”), each of which may be issued pursuant to the BellRing Brands, Inc. 401(k) Plan (the “Plan”).

The Company became the successor to the Predecessor Registrant on March 10, 2022 for purposes of Rule 414 under the Securities Act as a result of the transactions (the “transactions”) contemplated by that certain transaction agreement and plan of merger, dated as of October 26, 2021 (as amended, restated, supplemented or otherwise modified from time to time, including by that certain amendment no. 1 to the transaction agreement and plan of merger, dated as of February 28, 2022, the “transaction agreement”), by and among Predecessor Registrant, Post Holdings, Inc., the Company and BellRing Merger Sub Corporation (“Merger Sub”). Pursuant to the transaction agreement, among other things, on March 10, 2022, Merger Sub merged with and into Predecessor Registrant, with Predecessor Registrant as the surviving corporation and a wholly-owned subsidiary of the Company. In connection with the transactions, the Company became the successor sponsor to the Plan and, as a result, shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), are issuable pursuant thereto.

The Registration Statement, as amended by the Post-Effective Amendment, relates to the offering and sale by the Company of certain shares of Company Common Stock and an indeterminate number of Plan Interests.

I have examined the Registration Statement, the Post-Effective Amendment and the Plan. I also have examined the originals or duplicates or certified or conformed copies of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In rendering the opinions below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the shares of Company Common Stock and Plan Interests have been duly authorized for issuance under the Plan and, upon their issuance and delivery in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I am not admitted to practice in the State of Delaware.

I consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Craig L. Rosenthal

Craig L. Rosenthal

Senior Vice President and General Counsel